2019 DECLARATION OF AMENDMENT TO
QORVO, INC.
2007 EMPLOYEE STOCK PURCHASE PLAN
THIS 2019 DECLARATION OF AMENDMENT, is made effective as of the 30th day of October, 2019, by QORVO, INC. (the “Company”), to the Company’s 2007 Employee Stock Purchase Plan, as amended (the “Plan”).
R E C I T A L S:
WHEREAS, the Board of Directors of the Company has deemed it advisable to amend the definition of “Fair Market Value” in the Plan to provide that the value of the Company’s Common Stock as determined on an Exercise Date (as defined in the Plan) shall be the closing sales price for such stock on the trading date immediately preceding the Exercise Date; and
WHEREAS, the Company desires to evidence such amendment by this 2019 Declaration of Amendment.
NOW, THEREFORE, IT IS DECLARED that Section 2(r) of the Plan shall be and hereby is amended in its entirety as follows:
1. Amendment to Section 2(r). Section 2 (“Definitions”) of the Plan is hereby amended by deleting Section 2(r) in its entirety and inserting the following in lieu thereof:
“(r)      “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Stock Market, LLC, its Fair Market Value will be the closing sales price for such stock on the date immediately preceding the valuation date (or, if there is no closing sales price on such date, then on the trading date nearest preceding the valuation date for which closing price information is available) as quoted on such exchange or system on the valuation date, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that the Fair Market Value of the Common Stock on (X) any Offering Date will be the closing sales price for such stock on the trading date immediately preceding such Offering Date and (Y) any Exercise Date will be the closing sales price for such stock on the trading date immediately preceding such Exercise Date;
(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date immediately preceding the valuation date, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that the Fair Market Value of the Common Stock on (X) any Offering Date will be the mean of the closing bid and asked prices for such stock on the trading date immediately preceding such Offering Date and (Y) any Exercise Date will be the mean of the closing bid and asked prices for such stock on the trading date immediately preceding such Exercise Date; or
(iii)     In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.”

2.     Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, this 2019 Declaration of Amendment is executed on behalf of Qorvo, Inc. effective as of the day and year first above written.
QORVO, INC.

By:	/s/ Robert A. Bruggeworth
Robert A. Bruggeworth
Chief Executive Officer
ATTEST:
/s/ Philip E. Smith
Philip E. Smith
Assistant Secretary